EXHIBIT 7.03

EXECUTION VERSION

LIMITED GUARANTY

Limited Guaranty, dated as of April 20, 2011 (this “Limited Guaranty”), by Mr. Guoshen Tu, People’s Republic of China Passport No: G28948045 (the “Guarantor”), in favor of China Security & Surveillance Technology, Inc., a Delaware corporation (the “Guaranteed Party”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

1.       LIMITED GUARANTY. (a)  To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date of this Limited Guaranty (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Rightmark Holdings Limited, a British Virgin Islands company (“Parent”), Rightmark Merger Sub Limited, a Delaware corporation (“Merger Sub”), the Guarantor (solely for purpose of Section 6.15 of the Merger Agreement) and the Guaranteed Party pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party surviving the merger as a wholly owned subsidiary of Parent, the Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, as the primary obligor and not merely as surety, on the terms and subject to the conditions herein, the due and punctual payment, performance and discharge of an amount equal to the sum of (A) the unpaid payment obligations of Parent to the Guaranteed Party under Section 8.3(c) of the Merger Agreement as and when due (the “Parent Fee Obligations”), provided that in no event shall the Parent Fee Obligations exceed US$20,000,000 and (B) the unpaid expense reimbursement obligations of Parent to the Guaranteed Party under Section 8.3(e) of the Merger Agreement as and when due (the “Expense Obligations,” and, together with the Parent Fee Obligations and Expense Obligations, the “Guaranteed Obligations”) (which, for the sake of clarity, do not include reimbursement of expenses, if applicable, pursuant to Section 1(c) hereof).  This guarantee may be enforced for the payment of money only.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.  The Guarantor shall make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Limited Guaranty.  The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guaranty.

(b)      If Parent fails to fully and timely discharge any of the Guaranteed Obligations when due, then all of the Guarantor’s liabilities and obligations to the Guaranteed Party hereunder in respect of the Guaranteed Obligations shall, on demand, become immediately due and payable and the Guarantor hereby agrees to promptly fully perform and discharge, or to cause to be promptly fully performed or discharged, any such Guaranteed Obligations.  In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantors for the Guaranteed Obligations, regardless of whether any action is brought against Parent or Merger Sub.

(c)      The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) the Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is judicially determined that the Guarantor is required to make such payment hereunder.

(d)      The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guaranty were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantor to prevent breaches of this Limited Guaranty and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction.  The Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (x) the Guaranteed Party has an adequate remedy at law or (y) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity (collectively, the “Prohibited Defense”).

2.       NATURE OF GUARANTY.  The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.  The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub.  In the event that any payment to the Guaranteed Party in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made.  This Limited Guaranty is a guarantee of payment and not of collection and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantor hereunder.

3.       CHANGES IN GUARANTEED OBLIGATIONS, CERTAIN WAIVERS.  The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of performance of any of the Guaranteed Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty. The Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger

Agreement or any other agreement evidencing, securing or otherwise executed by Parent, Merger Sub and the Guaranteed Party in connection with any of the Guaranteed Obligations; (c) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, a discharge or release of the Parent with respect to the Guaranteed Obligations under the Merger Agreement, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement) of the Guarantor or any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement other than any discharge or release arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived hereby; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off, judgment or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Guaranteed Obligations or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (h) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement, in each case in accordance with its terms (other than by reason of fraud by the Company); or (i) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than a discharge of the Guarantor with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, a discharge of the Parent with respect to the Guaranteed Obligations under the Merger Agreement, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement).  To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Parent or Merger Sub pursuant to the Merger Agreement or notices expressly provided pursuant to this Limited Guaranty), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than a breach by the Guaranteed Party of this Limited Guaranty). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.  The Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, directly or indirectly, any proceeding asserting or assert as a defense in any proceeding, (i) the Prohibited Defenses or, (ii) subject to clause (ii) of the last sentence of Section 5 (No Subrogation) hereof, that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms.

4.       NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other contracts shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time subject to the terms and provisions hereof.  The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5.       NO SUBROGATION.  The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub with respect to any of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Limited Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations shall have been paid in full.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of the Guaranteed Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied against all amounts payable by the Guarantor under this Limited Guaranty.  Notwithstanding anything to the contrary contained in this Limited Guaranty or otherwise, the Guaranteed Party hereby agrees that other than any discharge or release arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived hereby: (i) to the extent Parent or Merger Sub is relieved of any of the Guaranteed Obligations under the Merger Agreement, the Guarantor shall be similarly relieved of its corresponding payment obligations under this Limited Guaranty; (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guaranty that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party hereunder or any breach by the Guaranteed Party of any of the terms or provisions hereof.

6.       REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a)      he is a resident of the People’s Republic of China (“PRC”) and he has all

requisite power and authority to execute, deliver and perform this Limited Guaranty;

(b)      except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guaranty by the Guarantor;

(c)      assuming the due execution and delivery of the Merger Agreement by the Company, this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(d)      the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guaranty shall be available to the Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 10 (Continuing Guaranty) hereof.

7.       INVESTMENT REGISTRATION.

(a)      The Guarantor shall comply with all requirements under applicable Laws and administrative regulations of the PRC with regard to his interests in the Company, Parent and Merger Sub and any other Subsidiary not incorporated in the PRC (“Offshore Companies”);

(b)      after the Guarantor has duly registered his outbound investment in the Offshore Companies with competent local counterparty of the State Administration of Foreign Exchange (“SAFE”) as required under applicable laws and administrative regulations of the PRC (“Outbound Investment Registration”), the Guarantor shall:

i.
complete all requisite filings or registrations with SAFE with regard to any change of his outbound investment in Offshore Companies as required under applicable laws, including but not limited to injection of assets or equity into Offshore Companies from the PRC, offshore equity financing, increase or deduction of investment, equity transfer or swap, merger or acquisition, long term equity investment, loan investment, or provision of security to an external party; and

ii.
ensure that his foreign exchange income from the profits, dividends and bonuses and capital gain of Offshore Companies shall be repatriated to the PRC within one hundred eighty (180) days from the date of receipt; and

(c)      the Guarantor shall duly register any change in his outbound investment in the Offshore Companies with SAFE within thirty (30) days of the date of any such change as required by the then-applicable laws and administrative regulations of the PRC.

8.       NO ASSIGNMENT.  The provisions of this Limited Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Limited Guaranty nor any rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that no assignment by either party shall relieve the assigning party of any of its obligations hereunder.  Any purported assignment in violation of this Limited Guaranty will be null and void.

9.       NOTICES.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier.

(a)      If to the Guarantor:

Mr. Guoshen Tu
13/F, Shenzhen Special Zone Press Tower,
Shennan Road, Futian, Shenzhen 518034, PRC

with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention:         Peter Huang
Facsimile:         +86 (10) 6535 5577
Email: peter.huang@skadden.com

(b)      If to the Guaranteed Party:

China Security & Surveillance Technology, Inc.
13/F, Shenzhen Special Zone Press Tower,
Shennan Road, Futian, Shenzhen 518034, PRC
Attention:         General Counsel
Facsimile:         +86 755 8351 0815

with a copy to (which copy shall not constitute notice):
Shearman & Sterling LLP

12th Floor, Gloucester Tower
The Landmark
15 Queen’s Road Central, Hong Kong
Attention:       Gregory Puff
Facsimile:       +852 2978 8082
E-mail:           Gregory.puff@shearman.com

10.     CONTINUING GUARANTY.  This Limited Guaranty shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Guaranteed Obligations have been fully performed. Notwithstanding the foregoing, this Limited Guaranty shall terminate and the Guarantor shall have no further obligations under this Limited Guaranty as of the earliest of: (i) the Effective Time and (ii) the date falling six (6) months from the date of the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where the Parent Termination Fee is not payable and there are no unpaid Expense Obligations of Parent (unless, the Guaranteed Party has made a claim under this Limited Guaranty prior to the date of termination of the Merger Agreement, in which case the relevant date shall be the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 12 (Governing Law; Dispute Resolution) hereof).

11.     NO RECOURSE.  The Guarantor shall have no obligations under or in connection with this Limited Guaranty except as expressly provided by this Limited Guaranty.  No liability shall attach to, and no recourse shall be had by the Guaranteed Party, any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them, under any theory of liability (including without limitation by attempting to pierce a corporate or other veil or by attempting to compel any party to enforce any actual or purported right that they may have against any Person) against any Person in any way under or in connection with this Limited Guaranty, the Merger Agreement, any other agreement or instrument executed or delivered in connection with this Limited Guarantee or the Merger Agreement or the transactions contemplated hereby or thereby, except that, notwithstanding the foregoing, the Guaranteed Party may assert claims against the parties to any agreement in accordance with the terms of such agreement.

12.     GOVERNING LAW; DISPUTE RESOLUTION.

(a)      This Limited Guaranty shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles.

(b)      Any dispute arising out of or in connection with this Limited Guaranty, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the "SIAC") in force at the date of commencement of the arbitration, which rules are deemed to be incorporated by reference in this Limited Guaranty.  There arbitration shall be conducted in English.

(c)      There shall be three arbitrators.  The party commencing arbitration shall nominate one arbitrator in its Notice of Arbitration.  The other party shall nominate one arbitrator within 14 days after receipt of the opposing party’s nomination of an arbitrator, failing which, the Chairman of the SIAC shall appoint the arbitrator on that party’s behalf.  Within 14 days after confirmation by the SIAC of the appointment of the second arbitrator, the two arbitrators shall jointly nominate a third arbitrator, who shall act as the presiding arbitrator.  If the two arbitrators are unable to agree such a joint nomination within 14 days, the Chairman of the SIAC shall appoint the presiding arbitrator.

(d)      The award of the arbitral tribunal shall be final and binding upon the disputing parties, and any party hereto may apply to a court of competent jurisdiction for enforcement of such award.  The award of the arbitral tribunal shall be provisionally enforceable pending the final resolution of any action to challenge or set aside the award.

13.     COUNTERPARTS.  This Limited Guaranty shall not be effective until it has been executed and delivered by both parties hereto. This Limited Guaranty may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement. This Limited Guaranty may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this Limited Guaranty is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

14.     SEVERABILITY.  The provisions of this Limited Guaranty shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Limited Guaranty or the application thereof to any Person or any circumstance is determined to be invalid, illegal, void or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.

15.     WAIVER OF JURY TRIAL.  EACH OF THE GUARANTOR AND THE GUARANTEED PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS LIMITED GUARANTY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF GUARANTOR AND THE GUARANTEED PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS LIMITED GUARANTY

16.     NO THIRD PARTY BENEFICIARIES.  This Limited Guaranty shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guaranty is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guaranty the parties intend that all Recourse Parties other than the Guarantor and all Non-Recourse Parties shall be, and such Recourse Parties and Non-Recourse Parties are, intended third party beneficiaries of this Limited Guaranty who may rely on and enforce the provisions of this Limited Guaranty that bar the liability, or otherwise protect the interests, of such Recourse Parties and Non-Recourse Parties.

17.     CONFIDENTIALITY.  This Limited Guaranty shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger.  This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor; provided, that no such written consent is required for any disclosure of the existence of this Limited Guaranty by the Guaranteed Party (i) to the extent required by applicable Law, (ii) to the extent that the information is already publicly available other than as a result of a breach of this Limited Guaranty by the Guaranteed Party or any other Person, (iii) pursuant to any litigation relating to the Merger, the Merger Agreement or the transactions contemplated thereby as permitted by or provided in the Merger Agreement or (iv) to the Guaranteed Party’s Representatives and Affiliates who need to know of the existence of this Limited Guaranty and are subject to confidentiality obligations.

18.     MISCELLANEOUS.

(a)      This Limited Guaranty, together with the Merger Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder), the Confidentiality Agreement, the Disclosure Letter, the Rollover Agreement and the Financing Commitments, contains the entire agreement with respect to the subject matter hereof and supersedes all prior discussions, negotiations, proposals, understandings, agreements and undertakings, whether written or oral, among the Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand.  No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.

(b)      The descriptive headings contained in this Limited Guaranty are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guaranty.

(c)      All parties acknowledge that each party and its counsel have reviewed this Limited Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

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IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Limited Guaranty as of the date first written above.

GUOSHEN TU